                                                                     EXHIBIT 2.1


                         AGREEMENT OF PURCHASE AND SALE
                         ------------------------------

              [Telegraph Hill Apartments; Albuquerque, New Mexico]
              ----------------------------------------------------


                       ARTICLE 1: PROPERTY/PURCHASE PRICE
                       ----------------------------------

     1.1    Certain Basic Terms.
            -------------------

     (a)    Seller and Notice Address:
            -------------------------

                                     FIRST CAPITAL INSURED REAL ESTATE LIMITED
                                     PARTNERSHIP,
                                     an Illinois limited partnership
                                     c/o Equity Residential Properties Trust
                                     Attn: Mona Navitsky
                                     Two North Riverside Plaza, Suite 400
                                     Chicago, Illinois 60606-2639
                                     Telephone: 312/466-3873
                                     Facsimile: 312/454-0438

            With a copy to:          Rosenberg & Liebentritt, P.C.
                                     Attn: Daniel L. Baskes
                                     Two North Riverside Plaza, Suite 1515
                                     Chicago, Illinois 60606
                                     Telephone: 312/466-3618
                                     Facsimile: 312/454-0335

     (b)    Purchaser and Notice Address:
            ----------------------------

                                     SECURITY CAPITAL PACIFIC TRUST, a Maryland real estate investment trust
                                     Attn: Toni K. Beldock
                                     125 Lincoln Avenue
                                     Santa Fe, New Mexico 87501
                                     Telephone: 505/820-6513
                                     Facsimile: 505/820-0643

            With a copy to:          Mayer, Brown & Platt
                                     Attn: Carrie Brower
                                     141 East Palace Avenue
                                     Santa Fe, New Mexico 87501
                                     Telephone: 505/820-8186
                                     Facsimile: 505/820-7334

     (c)    Date of this Agreement:  The latest date of execution by the Seller
            ----------------------   or the Purchaser, as indicated on the
                                     signature page.

     (d)    Purchase Price:          $8,150,000.
            --------------

     (e)    Earnest Money:           $100,000, including interest thereon.
            -------------

     (f)    Due Diligence Period:    The period ending 45 days after the Date of
            --------------------     this Agreement.

     (g)    Closing Date:            The date which is 15 days after the
            ------------             expiration of the Due Diligence Period.


     (h)    Title Company:           Chicago Title Insurance Company
            -------------            Attn: Frank Jansen
                                     700 South Flower Street, Suite 920
                                     Los Angeles, California 90017
                                     Telephone: 213/488-4346
                                     Facsimile: 213/891-0834

     (i)    Escrow Agent:            Rio Grande Title
            ------------             Attn: Steve Parsley
                                     6400 Indian School Road NE
                                     Albuquerque, New Mexico 87110
                                     Telephone: 505/883-6969
                                     Facsimile: 505/888-0990

     (j)    Broker:                  CB Commercial Realty, Inc.
            ------

     1.2    Property. Subject to the terms and conditions of this Agreement of
            --------
Purchase and Sale (the "Agreement"), Seller agrees to sell to Purchaser, and
                        ---------
Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the following property (collectively, the "Property"):
                                                              --------

     (a)    The "Real Property," being the land described in Exhibit A attached
                 -------------                               ---------
hereto, together with (i) all improvements located thereon ("Improvements"),
                                                             ------------
(ii) without warranty, all right, title and interest of Seller in and to all and singular rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, and
(iii) without warranty, all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.

     (b)    The landlord's interest in the "Leases," being all leases of the
                                            ------
Improvements, including leases which may be made by Seller after the date hereof and prior to Closing as permitted by this Agreement.

     (c)    The "Tangible Personal Property," being, without warranty, all
                 --------------------------
right, title and interest of Seller in and to all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller's interest in any such property leased by Seller, now or hereafter located on and used in connection with the operation, ownership or management of the Real Property; excluding, however, any computer equipment located at the Property.

     (d)    The "Intangible Personal Property," being, without warranty, all
                 ----------------------------
right, title and interest of Seller in and to all intangible personal property related to the Real Property and the Improvements, all to the extent assignable, including, without limitation, Seller's rights and interests in the name of the Real Property, the plans and specifications and other architectural and engineering drawings for the Improvements, warranties, contract rights related to the construction, operation, ownership or management of the Real Property (but only to the extent Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement), governmental permits, approvals and licenses (to the extent assignable), tenant lists and correspondence, all records and promotional materials relating to the Property, and telephone exchange numbers (to the extent assignable). Seller does not hereby convey rent receivables that have accrued prior to the Closing hereunder.

     1.3    Earnest Money. Within 5 days after the execution of this Agreement,
            -------------
Purchaser shall deposit the Earnest Money with the Escrow Agent. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with this Agreement. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to that Earnest Money Escrow Agreement which the parties have executed simultaneously with this Agreement. If all of the conditions to Purchaser's obligation to purchase the Property have been satisfied or waived in writing by Purchaser and if Purchaser should fail to consummate this transaction for any reason other than Seller's default, failure of a condition to Purchaser's obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller's sole remedy in such event shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser (other than those rights and obligations that are intended to survive the termination of this Agreement). The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages. If Seller fails to close as required by the terms of this Agreement, and such failure is not the result of a default by Purchaser under this Agreement, then Purchaser may elect either
(i) to terminate this Agreement and receive a refund of the Earnest Money, in which event this Agreement shall be null and void and neither Seller nor Purchaser shall have any further rights or obligations under this Agreement (other than those rights and obligations that are intended to survive the termination of this Agreement), or (ii) upon notice to Seller not less than ten
(10) days after Purchaser becomes aware of such failure, and provided an action is filed within thirty (30) days after the scheduled date of the Closing, Purchaser may seek specific performance of this Agreement or damages in the amount of Purchaser's documented out-of-pocket costs in pursuing the acquisition of the Property, provided that Purchaser may not recover damages in excess of $100,000. Purchaser's failure to proceed in accordance with clause (ii) above shall constitute its election to proceed under clause (i) above. In addition, the Earnest Money shall promptly be returned to Purchaser if Purchaser elects to terminate this Agreement pursuant to an express right herein granted or failure of a condition.

                            ARTICLE 2: INSPECTION
                            ---------------------

     2.1    Seller's Delivery of Specified Documents. To the extent such items
            ----------------------------------------
are in Seller's possession, Seller shall provide to Purchaser the following (the "Property Information") concurrent with the date of this Agreement (unless
 --------------------
otherwise indicated):

     (a)    Rent Roll and Apartment Mix List. A current rent roll and
            --------------------------------
delinquency report ("Rent Roll") for the Property in Seller's standard format;
                     ---------

     (b)    Financial Information. Operating statements of the Property for the
            ---------------------
36 months preceding this Agreement ("Operating Statements") and financial
                                     --------------------
statements (balance sheet, income, expenses and capital improvements) for the Property for the two years preceding this Agreement and year-to-date for the current year;

     (c)    Tax Statements. Copies or a summary of ad valorem tax statements
            --------------
relating to the Property for the current year or other current tax period (if available) and for the 24 months preceding the Agreement;

     (d)    Leases. Seller's standard lease form;
            ------

     (e)    Service Contracts. A list, together with copies, of all service,
            -----------------
supply, equipment rental, and other similar contracts related to the operation of the Property ("Service Contracts");
                  -----------------

     (f)    Maintenance Records. All available maintenance work orders for the
            -------------------
12 months preceding this Agreement (such information will be made available to Purchaser on-site);

     (g)    List of Personal Property and Capital Improvements. A list of all
            --------------------------------------------------
tangible personal property, and a list of all capital improvements known to the Seller and performed on the Property within the 24 months preceding this Agreement;

     (h)    Studies and Reports. Any studies, audits, tests or reports in
            -------------------
Seller's possession related to the environmental and/or soils condition of the Property;

     (i)    Plans and Specifications. All construction plans and specifications
            ------------------------
(including "as-builts") in Seller's possession relating to the original development of the Property and any major capital repairs or tenant improvements (such information will be made available to Purchaser on-site);

     (j)    Existing Title and Survey. Copy of Seller's existing title insurance
            -------------------------
policy and any existing ALTA "as-built" survey of the Property;

     (k)    Permits and Licenses. Any governmental licenses, permits and
            --------------------
approvals relating to the Property, including without limitation subdivision reports, development permits and certificates of occupancy (such information will be made available to Purchaser on-site); and

     (l)    Governmental Notices. Any written notices, reports, citations,
            --------------------
correspondence or memoranda received by Seller within the twenty-four (24) months preceding this Agreement from any government agency, unit, division or department (federal, state, county or municipal) concerning any problem at the Property and not covered in any of the categories above (such information will be made available to Purchaser on-site).

     Upon delivery of the Property Information concurrent with the Date of this Agreement, Seller shall deliver to Purchaser a written notice (the "Property Information Notice") certifying that all such deliveries have been
 ---------------------------
completed together with an itemization of the matters delivered or made available to Purchaser.

     Seller shall have an ongoing obligation during the pendency of this Agreement to provide Purchaser with any document described above and coming into Seller's possession or produced by Seller after the initial delivery of the Property Information. Seller shall provide Purchaser with an updated Rent Roll and Operating Statements, dated as of the last day of the month, for each month during the pendency of this Agreement. Seller shall provide reasonable access to Purchaser to the management offices located on the Property, and all information contained therein.

     2.2    Due Diligence. Purchaser shall have through the last day of the Due
            -------------
Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser's sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser and to obtain all necessary internal approvals. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If Purchaser does not give the notice of termination, this Agreement shall continue in full force and effect. If this Agreement terminates pursuant to this Paragraph 2.2, the Earnest
                                                      -------------
Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except that Purchaser's obligations (and Seller's obligations, where applicable) under Paragraphs 2.2, 6.7, 8.14 and 8.17 shall survive such termination.
      --------------  ---  ----     ----

     Purchaser shall have reasonable access to the Property, upon 48 hours prior notice to Seller, for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including, with Seller's prior written approval, intrusive inspection and sampling), and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Purchaser, its agents, employees or representatives. Seller shall have the right to be present at any or all inspections. If any inspection or test disturbs the Property, Purchaser will promptly restore the Property to the same condition as existed prior to any such inspection or test. Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement, upon 48 hours prior notice to Seller, for the purpose of examining and making copies of all books and records and other materials relating to the Property in Seller's or its property manager's possession and Purchaser shall have the right to conduct a reasonable "walk-through" of the Property prior to the Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Seller consents to such inquiries; provided, however, that Purchaser shall provide 48-hour advance notice to Seller of any such inquiries and allow a representative of Seller the opportunity to participate in any such inquiries. The obligations of the Purchaser under this paragraph shall survive the termination of the Agreement.

     2.3    Service Contracts. During the Due Diligence Period, the parties
            -----------------
will endeavor to agree as to which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing. Seller shall have no obligation to terminate, and Purchaser shall assume at Closing, any Service Contract(s) which Purchaser has not identified as a Service Contract to be terminated as of the Closing Date in a written notice delivered to Seller no later than 30 days prior to the Closing. Seller shall terminate at Closing (subject to any 30-day notice requirements), and Purchaser shall not assume, any property management agreement affecting the Property and Seller shall also simultaneously either (a) terminate any existing lease (whether written, oral or otherwise) on the Property between Seller and any employee of the existing property management firm under which rent is waived or is discounted and assure that the subject apartment is vacated effective as of the Closing Date, or (b) modify any such lease to provide for a then-current market rent. Purchaser may contact, interview, and hire any on-site property management personnel, including those employed by Seller.

                      ARTICLE 3: TITLE AND SURVEY REVIEW
                      ----------------------------------

     3.1    Delivery of Title Commitment and Survey. During the Due Diligence
            ---------------------------------------
Period, Purchaser shall cause to be prepared: (i) a current, effective commitment for title insurance (the "Title Commitment") issued by the Title
                                     ----------------
Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment; and (ii) a current ALTA-ACSM Urban survey of the Property (the "Survey"), including a certification addressed to Purchaser
                      ------
in the form attached hereto as Exhibit B. Seller shall deliver to Purchaser
                               ---------
within 15 days after the execution of this Agreement copies of Uniform Commercial Code searches in the name of Seller and the Property issued by the Title Company or a search company reasonably acceptable to Purchaser ("UCC
                                                                       ---
Searches").
--------

     3.2    Title Review and Cure. During the Due Diligence Period, Purchaser
            ---------------------
shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller will reasonably cooperate with Purchaser in curing any objections Purchaser may have to title to the Property, provided Seller shall have no obligation to cure any title exceptions disclosed in Seller's title insurance policy relating to the Property (a copy of which is attached hereto as
Exhibit G), nor any obligation to cure any other title objections except liens
---------
of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released (or, with respect to mechanics liens, released or insured over) at the Closing. Except for matters permitted under Paragraphs
                                                                    ----------
4.1, Seller further agrees to remove any exceptions or encumbrances to title
---
which are created by, under or through Seller after the date of this Agreement without Purchaser's consent. Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions, if such additions or modifications were first placed of record after the issuance of the original Title Commitment or any update of such Commitment delivered to Purchaser during the Due Diligence Period and are not acceptable to Purchaser and are not removed by the Closing Date. The term "Permitted Exceptions" shall
                                                   --------------------
mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above; items shown on the Survey, which have not been removed as of the end of the Due Diligence Period; real estate taxes not yet due and payable; and tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Property (other than a reasonable and customary tenant right to extend its leasehold interest).

     3.3    Delivery of Title Policy at Closing. As a condition to Purchaser's
            -----------------------------------
obligation to close, the Escrow Agent shall deliver to Purchaser at Closing an ALTA Form B (or other form required by state law) Owner's Policy of Title Insurance (the "Title Policy"), with extended coverage (i.e., with ALTA General
                ------------
Exceptions 1 through 5 deleted, or with corresponding deletions if the Property is located in a non-ALTA state), issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, containing Purchaser's Endorsements (as defined below), insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, and subject only to the Permitted Exceptions. "Purchaser's Endorsements" shall mean,
                                           ------------------------
such endorsements as Purchaser may request and the Title Company approve prior to the expiration of the Due Diligence Period, and which are itemized in a letter signed by both the Title Company and Purchaser and delivered to Seller prior to the expiration of the Due Diligence Period or are evidenced in a revised commitment or pro forma title policy issued by the Title Company and delivered to Seller prior to the expiration of the Due Diligence Period accompanied by written confirmation that Purchaser is satisfied with same. To the extent required by the Title Company as a condition or requirement to issuance of the Title Policy, Seller shall execute at Closing and deliver to the Title Company an affidavit in a form reasonably acceptable to Seller and the Title Company. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed "marked-up" Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the "marked-up" Title Commitment promptly after the Closing Date.

     3.4    Title and Survey Costs. The cost of the Survey, including any
            ----------------------
revisions necessary to make the Survey conform to the requirements of this Agreement, shall be paid by Purchaser whether or not the Closing contemplated hereunder occurs. The premium for the basic Title Policy shall be paid by Seller. The premium for extended coverage and the Purchaser's Endorsements shall be paid by Purchaser. The cost of the UCC Searches shall be paid by Seller.

                    ARTICLE 4: OPERATIONS AND RISK OF LOSS
                    --------------------------------------

     4.1    Ongoing Operations.  During the pendency of this Agreement:
            ------------------

     (a)    Performance under Leases and Service Contracts. Seller will perform
            ----------------------------------------------
its material obligations under the Leases and Service Contracts and other agreements that may affect the Property.

     (b)    New Contracts. Seller will not enter into any contract that will be
            -------------
an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days' notice.

     (c)    Listings and Other Offers. Seller will not list the Property with
            -------------------------
any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

     (d)    Maintenance of Improvements and Removal of Personal Property.
            ------------------------------------------------------------
Seller shall continue to operate the Property consistent with its ordinary course of business existing during the year prior to the Date of this Agreement. Prior to and as of the Closing Date, Seller shall, subject to Paragraph 4.2,
                                                              -------------
cause all units that have been vacated for 5 days or more prior to the Closing Date to be made rent-ready and available for occupancy. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal. Through the Closing

Date, Seller shall maintain or cause to be maintained its existing insurance covering the Property, at Seller's sole cost and expense.

     (e)    Leasing Arrangements. Without Purchaser's prior written consent in
            --------------------
each instance, Seller will not amend or terminate any Lease unless in the ordinary course of business. From and after the Date of this Agreement, and subject to the provisions of this Paragraph 4.1(e), Seller shall continue its
                                  ----------------
level of leasing activities at the Property in conformity with its businesses practices existing prior to the Date of this Agreement, and in an effort to maintain a vacancy rate of no higher than 10%. All Leases entered into during this Agreement shall be on Seller's standard lease form delivered to Purchaser, shall be for terms of no less than 6 months and no greater than 12 months at current market rentals as set forth in Exhibit C, and shall not include any
                                       ---------
concessions or discounts. The number of apartments leased on a month-to-month basis shall not exceed 10% of the total number of units comprising the Property and satisfaction of the foregoing requirement shall be a condition precedent to Purchaser's obligation to close hereunder.

     4.2    Damage. In the event of any material damage to or destruction of the
            ------
Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within 10 days after Seller notifies Purchaser of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or
(ii) proceed under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible or coinsured amount under said insurance policies. If Purchaser elects (ii) above, Purchaser may extend the Closing Date for up to an additional 10 day period in which to obtain insurance settlement agreements with Seller's insurers, and Seller will cooperate with Purchaser in obtaining the insurance proceeds and such agreements from Seller's insurers. If the Property is not materially damaged, then provided that insurance proceeds are available to cover the damage to the Property, Purchaser shall not have the right to terminate this Agreement, but shall proceed under, and shall have all rights provided for in, clause (ii) above. If, however, the damage is not material but is not fully covered by insurance, then Purchaser shall have the right to proceed under either clause (i) or clause (ii) above. "Material damage" and "Materially
                                         ---------------       ----------
damaged" means damage reasonably exceeding $250,000 to repair or which, in
-------
Purchaser's reasonable estimation, will take longer than 90 days to repair.

     4.3    Condemnation. In the event any proceedings in eminent domain are
            ------------
contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within 20 business days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full 20 business day period to make such election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to participate in any negotiation or other dealings with the condemning authority in respect of such matter.

                              ARTICLE 5: CLOSING
                              ------------------

     5.1    Closing. The consummation of the transaction contemplated herein
            -------
("Closing") shall occur on the Closing Date at the offices of the Escrow Agent.
  -------

     5.2    Conditions to the Parties' Obligations to Close. In addition to all
            -----------------------------------------------
other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

     (a) The other party's representations and warranties contained herein shall, in all material respects, be true and correct as of the date of this Agreement and the Closing Date, subject to permitted Seller actions under Paragraphs 4.1. For purposes of this clause (a) only, a representation that is
--------------
limited to a party's knowledge or notice shall be false if the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation;

     (b) As of the Closing Date, the other party shall, in all material respects, have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

     (c) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement, the Property, or the consummation of the transactions contemplated hereby;

     The following conditions are conditions with respect to Purchaser's obligation to close and are for Purchaser's sole benefit:

     (d) The physical condition of the Property shall be substantially the same on the day of Closing as on the date of the expiration of the Due Diligence Period, reasonable wear and tear and loss by casualty excepted (subject to the provisions of Paragraphs 4.2 and 4.3);
              --------------     ---

     (e) As of the day of Closing, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Seller or the Property that would, in Purchaser's reasonable discretion, materially and adversely affect the operation or value of the Property, or the ability of Purchaser to operate the Property in the manner in which it is currently being operated, or the ability of Seller to perform its obligations under this Agreement; and no proceedings shall be pending or threatened which could or would cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property or any property adjacent to the Property.

     So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing. Notwithstanding the foregoing, the failure of a condition due to the breach of a party shall not relieve such breaching party from any liability it would otherwise have hereunder.

     5.3    Seller's Deliveries in Escrow. On or prior to the Closing Date,
            -----------------------------
Seller shall deliver in escrow to the Escrow Agent the following:

     (a)    Deed. A special warranty deed in form provided for under the law of
            ----
the state where the Property is located, or otherwise in conformity with the custom in such jurisdiction and mutually and reasonably satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser fee simple title to the Real Property, subject only to the Permitted Exceptions (the "Deed");
 ----
     (b)    Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale
            ---------------------------------------------------
and Assignment of Leases and Contracts in the form of Exhibit D attached hereto
                                                      ---------
(the "Assignment"), executed and acknowledged by Seller;
      ----------

     (c)    Title Company Forms. Such standard forms as the Title Company may
            -------------------
reasonably require to be executed by the parties and as may be reasonably satisfactory to the parties;

     (d)    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit
            ------
executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed with withholding provisions as provided by law;

     (e)    Certificate of Representations and Warranties. A certificate,
            ---------------------------------------------
executed by Seller, reaffirming and updating to the Closing Date the representations and warranties given by Seller under Article Seven, which certificate will include an updated Rent Roll, list of Service Contracts, and Operating Statements;

     (f)    Authority. Evidence of the existence, organization and authority of
            ---------
Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company;

     (g)    Additional Documents. Any additional documents that Purchaser,
            --------------------
Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction provided for in this Agreement.

     5.4    Purchaser's Deliveries in Escrow. On or prior to the Closing Date,
            --------------------------------
Purchaser shall deliver in escrow to the Escrow Agent the following:

     (a)    Purchase Price. The Purchase Price, less the Earnest Money that is
            --------------
applied to the Purchase Price, and plus or minus applicable prorations, such final amount to be deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account;

     (b)    Bill of Sale and Assignment of Leases and Contracts. The Assignment,
            ---------------------------------------------------
executed by Purchaser;

     (c)    Title Company Forms. Such standard forms as the Title Company may
            -------------------
reasonably require to be executed by the parties and as may be reasonably satisfactory to the parties;

     (d)    Additional Documents. Any additional documents that Seller, Escrow
            --------------------
Agent or the Title Company may reasonably require for the proper consummation of the transaction provided for in this Agreement.

     5.5    Closing Statements/Escrow Fees. Seller and Purchaser shall deposit
            ------------------------------
with the Escrow Agent executed closing statements consistent with this Agreement. The Escrow Agent's escrow fee shall be divided equally between and paid by Seller and Purchaser.

     5.6    Title Policy. The Escrow Agent shall deliver to Purchaser the Title
            ------------
Policy in accordance with the provisions of Paragraph 3.3.
                                            -------------

     5.7    Possession. Seller shall deliver possession of the Property to
            ----------
Purchaser at the Closing subject only to the Permitted Exceptions.

     5.8    Delivery of Books and Records. At Closing, Seller shall deliver to
            -----------------------------
Purchaser, by leaving such materials at the Property management office located on the Property, the following: the original Leases; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; and, if in Seller's possession or control, the original "as-built" plans and specifications and all other available plans and specifications.

     5.9    Notice to Tenants. Purchaser shall deliver to each tenant
            -----------------
immediately after the Closing a notice regarding the sale in substantially the form Exhibit E attached hereto, or such other form as may be required by
     ---------
applicable state law.

     5.10   Close of Escrow. Upon satisfaction or completion of the foregoing
            ---------------
conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

                             ARTICLE 6: PRORATIONS
                             ---------------------

     6.1    Prorations. The items in this Paragraph 6.1 shall be prorated
            ----------                    -------------
between Seller and Purchaser as of the close of the day immediately preceding the Closing Date:

     (a)    Taxes and Assessments. General real estate taxes and assessments
            ---------------------
imposed by governmental authority ("Taxes") and any assessments by private
                                    -----
covenant constituting a lien or charge on the Property for the then-current calendar year or other current tax period not yet due and payable. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates. If the Property has not been assessed on a completed basis but will be for the current year or other applicable tax period, the parties shall complete the proration based upon an assessed value equal to the Purchase Price.

     (b)    Collected Rent. All collected rent and other income (and any
            --------------
applicable state or local tax on rent) under Leases in effect on the Closing Date. Seller shall be charged with any rentals (including advance or prepaid rentals) under Leases or other contracts (such as laundry or concessionaire contracts) which are collected by Seller before Closing but applicable to any period of time after Closing. As the term of the laundry lease applicable to the Property has expired and such lease is now continuing on a month-to-month basis, the parties have agreed that there shall not be any proration of the initial payment made by Seller under the laundry lease at the outset of the term of such lease. Uncollected rent and other income shall not be prorated. If Purchaser collects pre-Closing delinquencies after Closing, Purchaser shall apply such rent to the obligations owing Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller; provided if a tenant expressly designates in writing that a payment tendered by it is to apply to a specified period, Purchaser shall apply such payment as directed by the tenant, with any amount due to Seller on account of such designation being promptly forwarded by Purchaser to Seller. Purchaser shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. Subject to the limitations herein set forth, Seller shall have the right to seek, through lawful means, collection of any rents delinquent for any period prior to the Closing. If Seller desires to seek recovery of any such delinquencies from any tenant who continues in occupancy at the Property, Seller shall, in each instance, provide Purchaser with at least 10 business days' prior written notice identifying the tenant(s) from whom it will be pursuing delinquencies, any collection agency that will or has been engaged by Seller and whether and when Seller intends to institute legal proceedings against such tenant. Seller also agrees that if Seller initiates any legal proceeding against any such tenant, Seller shall not have any right to seek to terminate such tenant's lease or dispossess such tenant from its premises at the Property. The foregoing limitations on Seller's ability to recover delinquencies shall survive the Closing hereunder but shall not apply to nor limit Seller's right to seek recovery of delinquencies due from any tenants who have vacated their respective premises before the Closing Date and whose Leases are not assigned to Purchaser.

     (c)    Utilities. Utilities, including water, sewer, electric, and gas,
            ---------
based upon the last reading of meters prior to the Closing. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase

Price for Seller's portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities in advance, then Purchaser shall be charged its portion of such payment at Closing.

     (d)    Leasing Commissions. On or before the Closing Date, Seller shall pay
            -------------------
in full all leasing commissions due to leasing or other agents for each Lease entered into prior to the Closing Date.

     (e)    Fees and Charges under Service Contracts. Fees and charges under
            ----------------------------------------
such of the Service Contracts as are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts relate.

     (f)    Prepaid Fees for Licenses and Permits. Fees prepaid by Seller under
            -------------------------------------
any licenses or permits relating to the Property, for periods occurring after the Closing Date.

     6.2    Final Adjustment After Closing. In the event that final bills are
            ------------------------------
not available or cannot be issued prior to Closing for any item being prorated under Paragraph 6.1, then Purchaser and Seller agree to allocate such items on a
      -------------
fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice.

     6.3    Tenant Deposits. All tenant security deposits (and interest thereon
            ---------------
if required by law or contract to be earned thereon) and other tenant deposits and prepaid fees, including without limitation, cleaning or pet deposits and fees, shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to such deposits and fees, but only to the extent they are properly credited and transferred to Purchaser.

     6.4    Utility Deposits. Seller shall receive a credit for the amount of
            ----------------
deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing. If Seller may not transfer or assign such deposits, then Purchaser shall pay to an applicable utility company an amount at Closing necessary to replace the amount of Seller's deposits.

     6.5    [Intentionally deleted.]
            ------------------------

     6.6    Wages. Seller shall pay the wages, and the employment taxes and
            -----
fringe benefits applicable thereto, payable to employees of Seller as of their discharge on the Closing Date.

     6.7    Commissions. Seller and Purchaser represent and warrant each to the
            -----------
other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. The obligations under this Paragraph 6.7 shall survive the Closing.
                       -------------

                   ARTICLE 7: REPRESENTATIONS AND WARRANTIES
                   -----------------------------------------

     7.1    Seller's Representations and Warranties. Any references in this
            ---------------------------------------
Paragraph 7.1 to Seller's knowledge shall mean the knowledge of Mona Navitsky,
-------------
Kim Crugnale, and Laurie Johnson. Seller represents and warrants to Purchaser that:

     (a)    Organization and Authority. Seller has been duly organized, is
            --------------------------
validly existing, and is in good standing as an Illinois limited partnership. Seller is in good standing and is qualified to do business in the state where the Property is located. Seller has or will have at Closing the full right and authority to consummate or cause to be consummated the transactions contemplated hereby.

     (b)    Conflicts and Pending Actions or Proceedings. There is no agreement
            --------------------------------------------
to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller's knowledge, threatened against Seller or relating to the Property, including, without limitation, any condemnation proceedings or actions under the Fair Housing Act, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

     (c)    [Intentionally deleted.]
            ------------------------

     (d)    Rent Roll. All information set forth in any Rent Roll delivered to
            ---------
Purchaser shall be true and correct in all material respects as of its date. Except as disclosed in writing in the Property Information, there are no leasing or other commissions due, nor will any become due, in connection with any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. To Seller's knowledge, except as disclosed in the Property Information, no tenants have asserted any defenses or offsets to rent accruing after the Closing Date. Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to Seller's knowledge, does there exist any such default or breach on the part of the landlord.

     (e)    Service Contracts. The list of Service Contracts to be delivered to
            -----------------
Purchaser pursuant to this Agreement will be correct and complete in all material respects as of the date of its delivery. Seller has neither sent notice that any contractor is in default nor received notice that Seller is in default under any Service Contract, which default has not or will not be cured prior to Closing.

     (f)    Operating Statements. The Operating Statements to be delivered to
            --------------------
Purchaser pursuant to this Agreement will show all items of income and expense (operating and capital) incurred in connection with Seller's ownership, operation, and management of the Property for the periods indicated and will be true, correct, and complete in all material respects.

     (g)    Notice of Violations or Defects. Seller has received no written
            -------------------------------
notice: from any governmental entity that the Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Property; of any material physical defect in the Improvements; or from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums.

     (h)    Environmental. Seller has received no written notice from any
            -------------
governmental entity of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information. The term "Environmental Laws" includes without limitation the Resource Conservation and
 ------------------
Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum,
                               -------------------
including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

     (i)    Fair Housing Act. Seller has not received written notice of any
            ----------------
pending actions in connection with the Fair Housing Act (42 U.S.C. (S)(S) 3601 et seq., as amended) against Seller, its agents, or employees or with respect to
-- ---
the Property.

     (j)    ERISA. Seller does not participate in, nor has it withdrawn from a
            -----
multi-employer plan subject to Title IV of ERISA.

     7.2    Purchaser's Representations and Warranties. As a material inducement
            ------------------------------------------
to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

     (a)    Organization and Authority. Purchaser has been duly organized and is
            --------------------------
validly existing as a Maryland real estate investment trust, in good standing in the State of Maryland and will be qualified to do business in the state in which the Real Property is located on the Closing Date. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

     (b)    Conflicts and Pending Action. There is no agreement to which
            ----------------------------
Purchaser is a party or binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

     7.3    Survival of Representations and Warranties. The representations and
            ------------------------------------------
warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing Date, subject to updates permitted under this Agreement and Seller actions permitted under Paragraphs 4.1, and shall not be
                                             --------------
deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of 1 year. Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such 1-year period.


                           ARTICLE 8: MISCELLANEOUS
                           ------------------------

     8.1    Parties Bound. Neither party may assign this Agreement without the
            -------------
prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller's consent to an Affiliate or to effect an Exchange pursuant to
Paragraph 8.17 hereof. Subject to the foregoing, this Agreement shall be binding
--------------
upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term "Affiliate" means (a) an entity that directly or
                          ---------
indirectly controls, is controlled by or is under common control with the Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

     8.2    Headings. The article and paragraph headings of this Agreement are
            --------
for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

     8.3    Invalidity and Waiver. If any portion of this Agreement is held
            ---------------------
invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

     8.4    Governing Law. This Agreement shall, in all respects, be governed,
            -------------
construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

     8.5    Survival. The provisions of this Agreement that contemplate
            --------
performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing for a period of 1 year and shall not be deemed to be merged into or waived by the instruments of Closing.

     8.6    No Third Party Beneficiary. This Agreement is not intended to give
            --------------------------
or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

     8.7    Entirety and Amendments. This Agreement embodies the entire
            -----------------------
agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

     8.8    Time. Time is of the essence in the performance of this Agreement.
            ----

     8.9    Confidentiality. Neither party shall make any public announcement
            ---------------
or disclosure of any information related to this Agreement to outside brokers or third parties (other than Broker), before or after the Closing, without the prior written specific consent of the other party; provided, however, that either party may make disclosure of this Agreement to its investors, lenders, creditors, officers, employees and agents as necessary to perform its obligations hereunder.

     8.10   Attorneys' Fees. Should either party employ attorneys to enforce
            ---------------
any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys' fees, expended or incurred in connection therewith.

     8.11   Notices. All notices required or permitted hereunder shall be in
            -------
writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery
-------------
using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by telefax, in which case notice shall be deemed delivered upon receipt of confirmation of the transmission of such notice with a copy sent by certified mail, return receipt requested, or by overnight delivery as provided above, or
(c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

     8.12   Construction. The parties acknowledge that the parties and their
            ------------
counsel have reviewed and revised this Agreement and -- that the normal rule of construction -- to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     8.13   Calculation of Time Periods. Unless otherwise specified, in
            ---------------------------
computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6 p.m. Central Daylight Savings Time.

     8.14   Information and Audit Cooperation. At Purchaser's request, at any
            ---------------------------------
time before or after the Closing, Seller shall provide to Purchaser's designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit H attached hereto, in connection with the normal course of auditing the
---------
Property in accordance with generally accepted auditing standards. The Purchaser agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller's compliance with this paragraph. The obligations and rights of the parties under this Paragraph 8.14 shall
                                                     --------------
survive the Closing or, with respect to Purchaser's foregoing indemnity, any termination of this Agreement.

     8.15   Indemnity Limitations and Procedures. The following provisions
            ------------------------------------
govern actions for indemnity under this Agreement:

     (a)    Limitation of Indemnities. The indemnities provided under this
            -------------------------
Agreement (exclusive of the representations and warranties under Article 7) by,
                                                                 ---------
respectively, Seller (the "Seller Indemnities") and Purchaser (the "Purchaser
                           ------------------                       ---------
Indemnities") shall be limited as follows: (i) Each of the Seller Indemnities
-----------
and the Purchaser Indemnities shall survive the Closing for a period of 1 year. Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such 1-year period; (ii) Each of the Seller Indemnities and the Purchaser Indemnities shall, respectively, be limited to a total amount of $250,000.

     (b)    Procedure for Indemnity. Promptly after receipt by an indemnitee of
            -----------------------
notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

     8.16   Execution in Counterparts. This Agreement may be executed in any
            -------------------------
number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     8.17   Section 1031 Exchange. Either party may consummate the sale or
            ---------------------
purchase of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to (S)(S) 1031 of the Internal Revenue Code of 1986, as
 --------
amended (the "Code"), provided that: (i) the Closing shall not be delayed or
              ----
affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the exchanging party's obligations under this Agreement; (ii) the exchanging party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the non-exchanging party shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) the exchanging party shall pay any additional costs that would not otherwise have been incurred by

Purchaser or Seller had the exchanging party not consummated its purchase through the Exchange. The non- exchanging party shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the exchanging party that the Exchange in fact complies with (S)(S) 1031 of the Code. The exchanging party agrees to indemnify and hold harmless the non-exchanging party from any claim, damage, loss or liability to which the non-exchanging party or any affiliate thereof is at any time subjected as a result of the Exchange.

     8.18   Limitation of Liability. In accordance with the Declaration of Trust
            -----------------------
of Purchaser, notice is hereby given that all persons dealing with Purchaser shall look to the assets of Purchaser for the enforcement of any claim against Purchaser, as none of the trustees, officers, employees and shareholders of Purchaser assume any personal liability for obligations entered into by or on behalf of Purchaser.

     8.19   Further Assurances. In addition to the acts and deeds recited herein
            ------------------
and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser as herein provided.

     8.20   Prior Understandings and Agreements. All understandings and
            -----------------------------------
agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and, except as expressly provided herein, that it accepts same in its "as is" condition, with all faults and conditions thereon subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly warranted by Seller in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

     Any information, reports, statements, documents or records ("Disclosures")
                                                                  -----------
provided or made to Purchaser or its constituents by Seller, its agents or employees concerning the physical condition of the Property shall not be representations or warranties. Purchaser shall not rely on such Disclosures, but rather, Purchaser shall rely only on its own inspection of the Property.

     EXCEPT AS EXPRESSLY WARRANTED BY SELLER TO PURCHASER IN ARTICLE 7 OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R.

     8.21   Return of Information. If for any reason Purchaser does not
            ---------------------
consummate the Closing, then Purchaser shall, upon Seller's request, return to Seller all information supplied by Seller to Purchaser in reference to the Property, shall deliver to Seller, without representation or warranty, copies of any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by third parties for Purchaser, and shall not use the information contained in the foregoing materials, or in any information prepared by Purchaser or its employees in connection with the Property, to the detriment of Seller. Seller shall not have the right to rely on any report or other information delivered by Purchaser without first obtaining the written consent of the party who prepared such report or other information.

                         SIGNATURE PAGE TO AGREEMENT OF
                                PURCHASE AND SALE
                                 BY AND BETWEEN
              FIRST CAPITAL INSURED REAL ESTATE LIMITED PARTNERSHIP
                                       AND
                         SECURITY CAPITAL PACIFIC TRUST

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.



                                  FIRST CAPITAL INSURED REAL ESTATE LIMITED
                                  PARTNERSHIP,
                                  an Illinois limited partnership

                                  By:   First Capital Financial Corporation,
                                        a Florida corporation, its General
                                        Partner



                                        By:     /s/ Michael P. Gast
                                           -------------------------------------
                                        Name:   Michael P. Gast
                                             -----------------------------------
Date: 8/2/86                            Title:  Assistant Vice President
     -----------------                        ----------------------------------


                                                                        "Seller"

                                  SECURITY CAPITAL PACIFIC TRUST




                                  By:     [Signature Appears Here]
                                     ------------------------------------
                                  Name:   [Name Appears Here]
                                       ----------------------------------
Date: 7/29/96                     Title:  MD
     -----------------                  ---------------------------------


                                                                    "Purchaser"